Exhibit 99.1

FINISH LINE REPORTS FIRST QUARTER EARNINGS

INDIANAPOLIS June 21, 2006—Alan H. Cohen, Chief Executive Officer of The Finish Line, Inc. (NASDAQ:FINL) announced results for the first quarter ended May 27, 2006.

FIRST QUARTER RESULTS:

Net income for the thirteen weeks ended May 27, 2006 (“Q1”) was $4.4 million or $.09 per diluted share versus $12.7 million or $.26 per diluted share reported for the thirteen weeks ended May 28, 2005 (“Q1 LY”). Diluted weighted average shares outstanding were 48,625,000 for Q1 versus 49,903,000 shares outstanding for Q1 LY.

Consolidated net sales decreased 1% to $289.0 million for Q1 compared to $291.3 million reported for Q1 LY. Comparable store net sales decreased 7.2% for Q1 as compared to a 1.7% increase reported for Q1 LY.

Merchandise inventories on a consolidated basis were $298.4 million at May 27, 2006 compared to $259.8 million at May 28, 2005. On a per square foot basis, Finish Line store merchandise inventories increased approximately 6% compared to one year ago.

Mr. Cohen stated, “Our net income per diluted share of $.09 is within the revised range of $.08 - $.10 we announced in our May 18th release. Our ending inventory for the quarter was slightly higher than plan and we are taking necessary actions to get back to more appropriate levels by the end of the third quarter. Our balance sheet remains strong with over $60 million in cash and marketable securities and no interest bearing debt.”

The Company operated 669 Finish Line stores at May 27, 2006, an increase of 7% over the 625 stores operated one year ago. For the quarter, Finish Line opened 14 new stores, remodeled 5 existing stores and closed 2 stores with retail square footage increasing 6% to 3,759,000 at May 27, 2006 versus 3,547,000 at May 28, 2005.

The Company opened 14 Man Alive stores during the quarter and as of May 27, 2006, Man Alive operated 65 stores totaling 206,000 square feet compared to 38 stores totaling 107,000 square feet as of May 28, 2005. The Company also opened four Paiva stores during Q1 totaling 15,000 square feet.

CONFERENCE CALL:

The Company is hosting a live conference call at 8:30 am (ET) on Thursday June 22nd. Interested parties may participate in the call by calling 1-706-634-5566 (conference leader is Steve Schneider and conference ID# is 1656850). Those interested in listening to the call on the web can do so at www.finishline.com  under Investor Relations.

The Company will make available a replay of the live conference call by calling 1-706-645-9291 (Conference ID# 1656850). This replay will be available commencing at approximately 9:45 ET on Thursday, June 22nd and will remain available through June 26th. In addition, the replay will be available on the web at www.finishline.com  under Investor Relations.

The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter. Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth, and the other risks detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the largest mall-based specialty retailers operating under the Finish Line, Man Alive and Paiva brand names. The Finish Line, Inc. is publicly traded on the NASDAQ National Market under the symbol FINL. The Company currently operates 670 Finish Line stores in 48 states and online, 67 Man Alive stores in 16 states and 4 Paiva stores in 4 states and online. To learn more about these brands, visit www.finishline.com , www.manalive.com and www.paiva.com .

The Finish Line, Inc.
Consolidated Statements of Income (Unaudited)
(In thousands, except per share and store data)

	Thirteen Weeks Ended
	May 27, 2006	May 28, 2005

Net sales	$289,046	$291,267
Cost of sales (including occupancy expenses)	203,129	200,593
Gross profit	85,917	90,674

Selling, general, and administrative expenses	79,626	70,826
Operating income	6,291	19,848

Interest income - net	735	549
Income before income taxes	7,026	20,397
Income taxes	2,670	7,649
Net income	$4,356	$12,748
Diluted weighted average shares outstanding	48,625	49,903
Diluted net income per share	$0.09	$0.26

Dividends declared per share	$0.025	$0.025

Number of stores open at end of period:
Finish Line	669	625
Man Alive	65	38
Paiva	4	--

Condensed Consolidated Balance Sheets

	May 27, 2006	May 28, 2005	February 25, 2006
	(Unaudited)	(Unaudited)
ASSETS
Cash, cash equivalents and marketable securities	$62,090	$80,588	$96,563
Merchandise inventories, net	298,438	259,838	268,590
Other current assets	21,715	19,238	16,374
Property and equipment, net	231,412	201,904	221,182
Other assets	26,045	14,231	25,107
Total assets	$639,700	$575,799	$627,816

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$147,002	$121,279	$142,415
Deferred credits from landlords	59,773	51,875	56,859
Other long-term liabilities	--	1,900	--
Shareholders' equity	432,925	400,745	428,542
Total liabilities and shareholders' equity	$639,700	$575,799	$627,816

CONTACT:
Investor Relations:	Kevin S. Wampler, 317/899-1022 ext 6914
Executive Vice President - Chief Financial Officer
The Finish Line, Inc., Indianapolis

Media Requests Contact:	Elise Hasbrook, 317/899-1022 ext 6827
Corporate Communications Manager
The Finish Line, Inc., Indianapolis